Filed pursuant to Rule 424(b)(3)
Under the Securities Act of 1933, as amended
Registration No. 333-292684
PROSPECTUS

BARNWELL INDUSTRIES, INC.

3,250,245 shares of Common Stock
The selling stockholders named in this prospectus may use this prospectus to offer and resell from time to time up to an aggregate of 3,250,245 shares of our common stock, par value $0.50 per share, which are comprised of (i) 2,221,141 shares of common stock issued and outstanding (the “common shares”) and (ii) 1,029,104 shares of common stock issuable upon exercise of common warrants (the “Warrants”) issued by us in a private placement to the selling stockholders that are party to the Securities Purchase Agreement, dated November 24, 2025 (the “Purchase Agreement”). The common shares and the shares of common stock issuable upon exercise of the Warrants are collectively referred to herein as the “Shares”.
We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of the Shares by the selling stockholders. We will, however, receive the net proceeds of any Warrants exercised for cash.
The selling stockholders may sell or otherwise dispose of the Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of the Shares covered by this prospectus in the section entitled “Plan of Distribution” on page 11 of this prospectus. For information on the selling stockholders, see the section entitled “Selling Stockholders” on page 8 of this prospectus. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Shares covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Shares with the Securities and Exchange Commission (the “SEC” or the “Commission”).
Our common stock is listed on NYSE American under the symbol “BRN.” On January 9, 2026, the last reported sale price of our common stock was $1.10 per share.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.
Investing in our securities involves risks. You should carefully read the “Risk Factors” beginning on page 4 of this prospectus before investing.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 30, 2026

i

ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC. Under this registration statement, the selling stockholders may sell the securities described in this prospectus in one or more offerings. A prospectus supplement may add to, update or change the information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference.”
You should rely only on the information that we have provided or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized, nor has any selling stockholder authorized, any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you.
This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered or securities are sold on a later date.
As used in this prospectus and unless otherwise indicated, the terms “we,” “us,” “our,” “Barnwell,” or the “Company” refer to Barnwell Industries, Inc. and its consolidated subsidiaries.
ii

PROSPECTUS SUMMARY
This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our common stock. After you read this summary, you should read and consider carefully the entire prospectus and any prospectus supplement and the more detailed information and financial statements and related notes that are incorporated by reference into this prospectus and any prospectus supplement. If you invest in our shares, you are assuming a high degree of risk.
Overview
Barnwell was incorporated in Delaware in 1956 and fiscal 2025 represented Barnwell’s 69th year of operations. Barnwell operates in the following two principal business segments:
•	Oil and Natural Gas Segment - Barnwell engages in oil and natural gas development, production, acquisitions and sales in Canada and in the U.S.
•	Land Investment Segment - Barnwell owns land interests in the State of Hawaii.
Oil and Natural Gas Segment
Barnwell acquires and develops crude oil and natural gas assets in the province of Alberta, Canada via two corporate entities, Barnwell of Canada, Limited and Octavian Oil Limited. Barnwell of Canada is a U.S. incorporated company that has been active in Canada for over 50 years, primarily as a non-operator participating in exploration projects operated by others. Octavian Oil is a Canadian company incorporated in 2016 to achieve growth through the acquisition and development of crude oil reserves in the field of Twining, Alberta. Additionally, through its wholly-owned subsidiaries BOK Drilling, LLC (“BOK”), established in February 2021, and Barnwell Texas, LLC (“Barnwell Texas”), established in November 2022, Barnwell was, until August 8, 2025, involved in oil and natural gas investments in Oklahoma and Texas, respectively.
Land Investment Segment
Barnwell owns a 77.6% interest in Kaupulehu Developments, a Hawaii general partnership (“Kaupulehu Developments”) that has the right to receive payments from KD I and KD II resulting from the sale of lots and/or residential units by KD I and KD II within the approximately 870 acres of the Kaupulehu Lot 4A area in two increments (“Increment I” and “Increment II”), located approximately six miles north of the Kona International Airport in the North Kona District of the island of Hawaii. Kaupulehu Developments also holds an interest in approximately 1,000 acres of vacant leasehold land zoned conservation located adjacent to Lot 4A under a lease that terminates in December 2025, which currently has no development potential without both a development agreement with the lessor and zoning reclassification.
Barnwell, through two limited liability limited partnerships, KD Kona and KKM Makai (“KKM”), holds a non-controlling ownership interest in the Kukio Resort Land Development Partnerships comprised of KD Kukio Resorts, KD Maniniowali, and KDK. The Kukio Resort Land Development Partnerships own certain real estate and development rights interests in the Kukio, Maniniowali and Kaupulehu portions of Kukio Resort, a private residential community on the Kona coast of the island of Hawaii, as well as Kukio Resort’s real estate sales office operations. KDK holds interests in KD I and KD II. KD I is the developer of Increment I, and KD II is the developer of Increment II. Barnwell’s ownership interests in the Kukio Resort Land Development Partnerships are accounted for using the equity method of accounting.
In November 2025, Kaupulehu Developments entered into an agreement with Mr. David Johnston, the son of Mr. Terry Johnston, a partner in Kaupulehu Developments, to surrender any and all remaining rights for Increment II for $2,000,000 of which $70,000 was received. Additionally, the purchaser has the right to extend the closing by up to two years by making a $70,000 payment in each of the next two years, with those payments applied against the $2,000,000 purchase price. The closing of this transaction is entirely dependent on the purchaser and therefore may not happen.
Subsequent to fiscal 2025, pursuant to a unit purchase agreement KDK, of which Barnwell holds a 19.6% interest, agreed to sell KDK’s interests in Increment II to Mr. David Johnston for $2,109,000. The unit purchase agreement is subject to due diligence, and there is no certainty that the transaction will close. Furthermore, there is also no assurance on the timing or amounts that the general partner of KDK would distribute upon a closing.

Our Corporate Information
We were incorporated under the laws of the State of Delaware in 1956. Our principal executive office is located at 1100 Alakea Street, Suite 500, Honolulu, Hawaii 96813-2840, and our telephone number is (808) 531-8400. Our website is www.brninc.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus, and investors should not rely on such information in deciding whether to purchase shares of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated herein by reference, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives and other similar statements. All such statements we make are forward-looking statements made under the safe harbor of the PSLRA, except to the extent such statements relate to the operations of a partnership or limited liability company. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. Investors should not place undue reliance on these forward-looking statements, as they speak only as of the date of the filing of this prospectus, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are domestic and international general economic conditions, such as recessionary trends and inflation; domestic and international political, legislative, economic, regulatory and legal actions, including changes in the policies of the Organization of the Petroleum Exporting Countries or other developments involving or affecting oil and natural gas producing countries; military conflict, embargoes, internal instability or actions or reactions of the governments of the U.S. and/or Canada in anticipation of or in response to such developments; interest costs, restrictions on production, restrictions on imports and exports in both the U.S. and Canada, the maintenance of specified reserves, tax increases and retroactive tax claims, royalty increases, expropriation of property, cancellation of contract rights, environmental protection controls, environmental compliance requirements and laws pertaining to workers’ health and safety; the condition of Hawaii’s real estate market, including the level of real estate activity and prices, the demand for new housing and second homes on the island of Hawaii, the rate of increase in the cost of building materials and labor, the introduction of building code modifications, changes to zoning laws, the condition of Hawaii’s tourism industry and the level of confidence in Hawaii’s economy; levels of land development activity in Hawaii; the potential liability resulting from pending or future litigation; the Company’s acquisition or disposition of assets; the effects of changed accounting rules under GAAP promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” of the Company’s annual report on Form 10-K for its fiscal year ended September 30, 2025, and in other documents filed by the Company with the SEC.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed below, as well as those under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended September 30, 2025 as filed with the SEC on December 23, 2025, and as incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed by us after the date hereof and incorporated by reference into this prospectus. Please also read carefully the section above titled “Cautionary Note Regarding Forward-Looking Statements.”
The sale of a substantial amount of our common stock, including resale of the shares of common stock held by the selling stockholders in the public market, could adversely affect the prevailing market price of our common stock.
This prospectus covers the resale of 3,250,245 shares of our common stock and common stock underlying the Warrants held by the selling stockholders. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when selling stockholders may sell such shares in the public market.
The exercise of the Warrants will dilute the ownership interests of existing stockholders.
The exercise of the Warrants will increase substantially the number of shares of common stock issued and outstanding, which will dilute the ownership interests of existing stockholders. The amount of dilution, or the reduction in value to existing shares of common stock, is determined by the amount of shares ultimately obtained upon the exercise of the Warrants relative to the number of shares of common stock outstanding at the time of exercise.

USE OF PROCEEDS
The net proceeds from any disposition of the Shares will be received by the selling stockholders. We will not receive any of the proceeds from any such Shares offered by this prospectus. We will, however, receive the net proceeds of any Warrants exercised for cash. We expect to use the proceeds received from the exercise of the Warrants, if any, for general corporate purposes, including working capital.

DESCRIPTION OF CAPTIAL STOCK
Authorized and Outstanding Common Stock
Our certificate of incorporation, as amended (“Certificate of Incorporation”) authorize us to issue up to 40,000,000 shares of common stock, $0.50 par value. We have one class of common stock. As of January 5, 2026, there were 12,538,064 shares of our common stock issued and outstanding. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.
Description of Common Stock
Voting. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of record of a majority of our Common Stock then issued and outstanding and entitled to vote, represented in person or by proxy, are necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise provided by law. Except as otherwise provided by law, in all other matters the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.
Dividends. As we do not have any authorized or outstanding preferred stock, holders of Common Stock are entitled to receive proportionately any dividends that may be declared by our Board.
Liquidation and Distribution. Upon our liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock (if any). Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of Common Stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable.
Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws
Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.
Advance Notice Requirements for Stockholder Proposals
Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record on the record date for the meeting, that is entitled to vote at the meeting and that has delivered to our secretary a timely written notice in proper form of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting Common Stock.
Delaware Business Combination Statute
We are subject to Section 203 of the General Corporation Law of the State of Delaware, amended from time to time (the “Delaware Law”). Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitation of Liability and Indemnification of Officers and Directors
Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware Law. Our certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director, except for:
•	any breach of the director’s duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	voting or assenting to unlawful payments of dividends or other distributions; or
•	any transaction from which the director derived an improper personal benefit.
Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act or failure to act, or any cause of action, suit or claim that would accrue or arise prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware Law.
In addition, our certificate of incorporation provides that we must indemnify our directors in accordance with Section 145 of the Delaware Law.
Authorized but Unissued Shares
Our authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.
Our Common Stock is listed on the NYSE American under the symbol “BRN”.

SELLING STOCKHOLDERS
The shares of common stock being offered by the selling stockholders, or the Shares, are those common shares issued to the selling stockholders and the shares of common stock issuable to the selling stockholders upon exercise of the Warrants (as defined below) issued in a private placement which closed on November 28, 2025. Other than the relationships as purchasers under the Purchase Agreement (as defined below) and as otherwise described herein, to our knowledge, no material relationships exist between any of the selling stockholders and us nor have any such material relationships existed within the past three years.
Summary of Private Placement
On November 24, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”), including certain directors of the board of directors of the Company pursuant to which we issued and sold an aggregate of: (i) 2,221,141 shares of its common stock, par value $0.50 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase up to 1,029,104 shares of Common Stock (the “Warrant Shares”) in a private placement (the “Private Placement”) offering of the Company’s securities (the “Offering”). The directors of the Company participating as Purchasers in the Offering and certain other Purchasers did not receive any Warrants.
The price of the shares of Common Stock sold in the Private Placement was $1.10 per share of Common Stock. The Warrants have an exercise price of $1.65 per share, can be exercised starting one hundred eighty (180) days following the date of closing of the Offering (the “Initial Exercise Date”) and will be exercisable for three years following the Initial Exercise Date.
The Offering closed on November 28, 2025 (the “Closing Date”) and the gross proceeds received from the Offering was approximately $2,443,000.
Pursuant to the terms of the Purchase Agreement, we agreed to register for resale the shares of Common Stock and the Warrant Shares and file the initial registration statement covering such resale no later than forty-five (45) days after the Closing Date.
Selling Stockholders Table
When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the common stock other than through a public sale. The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the Selling Stockholders, as of the date of this prospectus, assuming exercise of all of the Warrants held by each such Selling Stockholder on that date, without regard to any limitations on exercise. The third column lists the aggregate number of shares of common stock that the Selling Stockholders may offer pursuant to this prospectus.
The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” on page 11 of this prospectus.
All information with respect to the common stock ownership of the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the Selling Stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholder has sole voting and dispositive power with respect to the shares of common stock reported as beneficially owned by the Selling Stockholders. Because the Selling Stockholders identified in the table may sell some or all of the shares of common stock beneficially owned by them and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock they beneficially own after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of the shares of common stock owned beneficially that are covered by this prospectus, but will not sell any other shares of common stock presently owned. Except as set forth below, the Selling Stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of common stock or other securities.

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares Offered by this Prospectus	Shares Owned After Offering	Percentage of Shares Beneficially Owned After Offering(1)
Bradley L. Radoff	840,136(2)	840,136	0	*
The Radoff Family Foundation	840,135(3)	840,135	0	*
Joshua E. Schechter	59,721(4)	59,721	0	*
Greybridge Capital LLC	119,444(5)	119,444	0	*
MGJSC2 Partners LLC	298,612(6)	298,612	0	*
Sean Wallace	173,574(7)	163,574	10,000	*
Lisa Wallace	53,622(8)	53,622	0	*
Diana Luce Wallace 2001 Trust	21,694(9)	21,694	0	*
Jon Bloom	59,721(10)	59,721	0	*
Metrolina Capital Investors, LLC	262,780(11)	262,780	0	*
Virtus Capital LP	119,444(12)	119,444	0	*
David Scher	26,277(13)	26,277	0	*
Stephen Esposito	13,138(14)	13,138	0	*
Gary C. Ribe	131,389(15)	131,389	0	*
Russell Anmuth	29,860(16)	29,860	0	*
Eric Furey	47,776(17)	47,776	0	*
Kenneth S. Grossman	262,971(18)	59,563	203,408	1.6%
Joshua S. Horowitz	124,343(19)	14,563	109,780	*
Palm Global Small Cap Master Fund LP	315,276(20)	45,000	270,276	2.2%
Equity Trust Company Custodian FBO Philip Patman IRA	127,003(21)	43,796	83,207	*

*	Less than 1.0%
(1)	Percentages are based on 12,538,064 shares of common stock issued and outstanding as of January 5, 2025.
(2)	Consists of (i) 560,091 shares of common stock issued in the Private Placement and (ii) 280,045 shares of common stock underlying Warrants.
(3)
Consists of (i) 560,090 shares of common stock issued in the Private Placement and (ii) 280,045 shares of common stock underlying Warrants. Bradley Radoff is the director of The Radoff Family Foundation.

(4)
Consists of (i) 39,814 shares of common stock issued in the Private Placement and (ii) 19,907 shares of common stock underlying Warrants. Mr. Schechter also has restricted stock units representing a total of 43,860 shares of Common Stock, none of which vest within 60 days of the date of this prospectus, and, as such, those restricted stock units are excluded from Mr. Schechter’s beneficial ownership. Mr. Schechter is a director of the Company.

(5)
Consists of (i) 79,630 shares of common stock issued in the Private Placement and (ii) 39,814 shares of common stock underlying Warrants. Evan Fried and David Slarskey, as members of Greybridge Capital LLC, have voting and investment control over the securities directly held by Greybridge Capital LLC.

(6)	Consists of (i) 199,075 shares of common stock issued in the Private Placement and (ii) 99,537 shares of common stock underlying Warrants. Michael Levy is the Managing Member of MGJSC2 Partners LLC.
(7)	Consists of (i) 10,000 shares of common stock, (ii) 109,049 shares of common stock issued in the Private Placement and (iii) 54,525 shares of common stock underlying Warrants.
(8)	Consists of (i) 35,748 shares of common stock issued in the Private Placement and (ii) 17,874 shares of common stock underlying Warrants.
(9)	Consists of (i) 14,463 shares of common stock issued in the Private Placement and (ii) 7,231 shares of common stock underlying Warrants. Sean Wallace is the executor of Diana Luce Wallace 2001 Trust.
(10)	Consists of (i) 39,814 shares of common stock issued in the Private Placement and (ii) 19,907 shares of common stock underlying Warrants.
(11)	Consists of (i) 175,187 shares of common stock issued in the Private Placement and (ii) 87,593 shares of common stock underlying Warrants. Joe Jackson is the Manager of Metrolina Capital Advisors LLC.
(12)	Consists of (i) 79,630 shares of common stock issued in the Private Placement and (ii) 39,814 shares of common stock underlying Warrants. Steve Gidumal is the President of Virtus Capital LP.
(13)	Consists of (i) 17,518 shares of common stock issued in the Private Placement and (ii) 8,759 shares of common stock underlying Warrants.
(14)	Consists of (i) 8,759 shares of common stock issued in the Private Placement and (ii) 4,379 shares of common stock underlying Warrants.
(15)	Consists of (i) 87,593 shares of common stock issued in the Private Placement and (ii) 43,796 shares of common stock underlying Warrants.
(16)	Consists of (i) 19,907 shares of common stock issued in the Private Placement and (ii) 9,953 shares of common stock underlying Warrants.
(17)	Consists of (i) 31,851 shares of common stock issued in the Private Placement and (ii) 15,925 shares of common stock underlying Warrants.

(18)
Consists of (i) 59,563 shares of common stock issued in the Private Placement, (ii) 143,408 shares of common stock, and (iii) 60,000 shares of common stock underlying stock options, all of which are currently exercisable. Mr. Grossman also has restricted stock units representing a total of 77,878 shares of common stock, none of which vest within 60 days of the date of this prospectus, and, as such, those restricted stock units are excluded from Mr. Grossman’s beneficial ownership. Mr. Grossman is a director of the Company.

(19)
Consists of (i) 109,780 shares of common stock and (ii) 14,563 shares of common stock issued in the Private Placement. Mr. Horowitz also has restricted stock units representing a total of 77,878 shares of common stock, none of which vest within 60 days of the date of this prospectus, and, as such, those restricted stock units are excluded from Mr. Horowitz’s beneficial ownership. Mr. Horowitz is a director of the Company.

(20)
Consists of (i) 270,276 shares of common stock and (ii) 45,000 shares of common stock issued in the Private Placement. Palm Management (US) LLC, who, as the investment manager of Palm Global Small Cap Master Fund LP (“Palm Global”), may be deemed to be a beneficial owner of the shares of common stock disclosed as directly owned by Palm Global. Due to his position with Palm Global and Palm Management (US) LLC, Mr. Horowitz may be deemed to be a beneficial owner of the shares of common stock disclosed as directly owned by Palm Global. Mr. Horowitz has expressly disclaimed such beneficial ownership except to the extent of his pecuniary interest therein. Mr. Horowitz is a director of the Company.

(21)
Consists of 43,796 shares of common stock issued in the Private Placement. Philip F. Patman, Jr. is the beneficiary of Equity Trust Company Custodian FBO Philip Patman IRA. Mr. Patman also owns 83,207 shares of common stock which are directly owned. Mr. Patman also has restricted stock units representing a total of 92,554 shares of Common Stock, none of which vest within 60 days of the date of this prospectus, and, as such, those restricted stock units are excluded from the share count. Mr. Patman also has stock options for 185,000 shares of Common Stock, none of which exercisable within 60 days of the date of this prospectus, and, as such, those stock options are excluded from his beneficial ownership. Mr. Patman is a director of the Company.

PLAN OF DISTRIBUTION
Each selling stockholder of the Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their respective securities covered hereby on markets or exchanges on which the Shares are listed or quoted for trading on the date in question, or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	settlement of short trades entered into after the date of this prospectus;
•	by pledge to secure debts and other obligations;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
A selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by a selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
A selling stockholder may enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A selling stockholder and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.
We are required to pay certain fees and expenses incurred by us incident to the registration of the Shares. We have agreed to indemnify any selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by a selling stockholder or any other person. We will make copies of this prospectus available to a selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with and reliance on Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.
EXPERTS
The consolidated balance sheets of the Company as of September 30, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the two years in the period ended September 30, 2025 and the related notes, have been audited by Weaver and Tidwell, L.L.P., independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.
The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s Internet site can be found at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our website found at www.brninc.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (ii) after the date of this prospectus until the offering of the securities is terminated:
•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 filed with the SEC on December 23, 2025;
•	our Current Reports on Form 8-K filed with the SEC on October 31, 2025, November 26, 2025, December 2, 2025, December 10, 2025, and December 30, 2025; and
•	the description of our common stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed on December 23, 2025.

3,250,245 Shares of Common Stock

BARNWELL INDUSTRIES, INC
PROSPECTUS
January 30, 2026